Exhibit 99.3

                                  News Release

July 6, 2000                                Symbols: WIZ -CDNX
                                                     WIZZF - OTC BB

INTERNET INCUBATOR WSI INTERACTIVE EXPANDS BUSINESS DEVELOPMENT UNIT FOR STARTUPS AND FORMS SHELLCO.COM

WSi Interactive Corporation is pleased to announce the expansion of its business development unit for startups. WSi has been receiving numerous business plans from all over the world for Internet and technology projects. WSi offers startup services such as technology services, human resources, legal services, accounting services, strategy and market consulting, sales and marketing, personnel recruiting, management, and financing.

A new site, Shellco.com, was formed to facilitate the creation of public companies on both the Canadian and US stock exchanges. Shellco assembles capital pool companies or other shells to merge with new and existing private companies primarily in the technology sector. Shellco also arranges future financing for these ventures. Through its website, Shellco lists public and private companies that either require funding or have the desire to go public.

THE WSI NETWORK OF BUSINESSES

100% OF WESTERN SHORES DIRECT MARKETING

A comprehensive direct marketing arm of WSi, this business creates solid revenue for the company through the sale of advertising services. Direct mail campaigns, geo-demographic profiling, design, print, media buying, and a host of other services. Similar to an advertising agency but wider in scope and capability, Western Shores is able to provide comprehensive campaigns or piecemeal marketing services, depending on the needs of the client.

100% OF TARGETPACKS.COM

A permission based Internet marketing company, Targetpacks provides opt-in email marketing programs for advertisers, either in conjunction with other advertisers in the available "packs", or as a solo program. Consumers may also take advantage of the portal by subscribing to topic-specific newsletter mails. Customers can rent opt-in lists, advertising on the newsletters, and have Targetpacks managing and building customer lists.

100% OF MEDIANET SOLUTIONS

Medianet Solutions offers comprehensive solutions to clients who need an effective presence on the World Wide Web, or those who want to enhance and maximize their current site. Medianet works with clients to develop strategies that will build traffic and grow revenues.

100% OF DNSMEDIA.COM

A full-service media solutions company that provides digital network solutions to clients, DNS makes the web move faster, and gives the customer's presentation the ability to be interactive and visually compelling. Services include streaming media production and broadband delivery, video-on-demand, web design interactivity, audio & video slide presentations, animation & flash, e-commerce and online marketing.

25% OF FLASHCANDY.COM

Flashcandy.com is a content driven web-centric business based on a viral marketing concept. It spreads its message by having users send online greeting cards to people they want to connect with and encouraging the recipient to do the same. Each time someone "uses" the site they are providing a marketing service to FlashCandy.com.

100% OF HEALTHCREATOR.COM

Heathcreator.com, is a database driven health and wellness web site. Healthcreator.com uses a questionnaire to discover the health and fitness goals of subscribers and provide them with a free daily health regimen, personalized to their current lifestyles. The daily health and fitness plans are presented as a personal page offering a daily meal plan, daily exercise plan, daily supplement plan, goal setting and results tracking to keep subscribers motivated to reach their goals.

100% OF INVESTMENTWORLDNEWS.COM

InvestmentWorldNews.com is targeted towards small cap companies and related investors, providing significant content and insight into featured companies. WSi is building traffic to the site through the publication of a magazine that is distributed through business publications in the US and Canada.

100% OF STOCKSECRETS.COM

StockSecrets.com is targeted towards investors and other individuals interested in financial markets, small cap companies and events or trends that affect financial investments. Currently, the site offers daily content, real time stock quotations and links to other related sites. The site is constantly evolving and new content added.

60% OF DIAMONDREPLACEMENT.COM/DIAMONDFORUM.COM

DiamondReplacement.com and DiamondForum.com are two complementary sites. DiamondReplacement.com is designed to become the leading online supplier of replacement diamonds and jewelry in both the business and consumer marketplace; DiamondForum.com hopes to become the leading supplier of heirloom-quality jewelry for the same markets.

25% OF YOURRESTAURANTHELP.COM

YourRestaurantHelp.com is an online resource for restaurant owners and operators, designed to help the restaurant owner and operator meet the daily challenges of the restaurant business. The site provides a venue for staff hiring, the purchase and sale of restaurant equipment and products, and a place to advertise the sale of restaurant businesses themselves.

100% OF YOURWINESTORE.COM

YourWineStore.com is a informational web site that will bring together the world's wine enthusiasts and wine related businesses, and will be the most comprehensive listing of wineries available online. Any wine related site will be able to co-brand their site with YourWineStore.com. YourWineStore.com is a portal designed to provide information for wine-loving consumers, and offers advertising space, links and banners to wineries and wine-related businesses.

WSi also has partnerships and facilitated transactions with e-Reservation, DevineTime, and Ariel Wireless.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to info@ws-i.com/fax: 1-877-499-5806.

Investor Relations Toll Free: 1-888-388-4636

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.